                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by the Registrant     [ X ]

Filed by a Party other than the Registrant      [ _ ]

Check the appropriate box:

[ _ ]   Preliminary Proxy Statement


[ X ]   Definitive Proxy Statement


[   ]   Definitive Additional Materials

[ _ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   Roberts Pharmaceutical Corporation
                   ----------------------------------
        (Name of Registrant As Specified In Its Charter)

         ---------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.


[ _ ] Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11.


1)      Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
2)      Aggregate number of securities to which transaction applies:
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3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)    Amount previously paid:___________________________________

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4)    Date filed: ______________________________________________

                                PROXY STATEMENT

                      ROBERTS PHARMACEUTICAL CORPORATION
                              Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey 07724

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 27, 1999

                               ----------------

To the Shareholders of
Roberts Pharmaceutical Corporation:

  The Annual Meeting of the Shareholders of ROBERTS PHARMACEUTICAL CORPORATION (the "Company") will be held on Thursday, May 27, 1999 at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

  1. To elect nine Directors to serve for the following year or until their successors have been elected and qualify;

  2. To consider and act upon a proposal to amend the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Equity Incentive Plan") to increase the number of shares of the Company's Common Stock reserved for issuance under the Equity Incentive Plan by 1,500,000 shares;

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of Common Stock of record at the close of business on April 16, 1999, are entitled to notice of and to vote at the meeting.

                                          Anthony A. Rascio, Esq.
                                          Vice President and Secretary

Eatontown, New Jersey
April 30, 1999

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR
REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                      ROBERTS PHARMACEUTICAL CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

General Information

  This Proxy Statement is furnished to the holders of Common Stock, $.01 par value per share ("Common Stock"), of Roberts Pharmaceutical Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the annual meeting of shareholders to be held on May 27, 1999, and at any adjournment thereof (the "Annual Meeting"). A form of proxy for use at the meeting is also enclosed. The Company anticipates mailing this Proxy Statement and the enclosed proxy card to its shareholders on or about April 30, 1999. The executive offices of the Company are located at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724.

  Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Annual Meeting. Presence at the Annual Meeting does not of itself revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the instructions therein. Proxies submitted without indication will be voted FOR the nominees for Director named herein and FOR the proposal to amend the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Equity Incentive Plan") described herein. Management is not aware, at the date hereof, of any matters to be presented at the Annual Meeting other than the matters described hereinabove, but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

  The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail. Further, Directors, officers and employees of the Company may also, without additional compensation, solicit proxies, personally or by mail, telephone, telegraph, facsimile transmission or special letter.

Voting Securities

  The voting securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. As of April 16, 1999, the Company had 31,613,810 outstanding shares of Common Stock. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting for purposes of electing Directors and acting upon the proposal to amend the Equity Incentive Plan. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. The proposal to amend the Equity Incentive Plan must be approved by a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote.

  All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for Director, abstentions and broker non-votes. Any proxy submitted and containing an abstention or a broker non-vote with respect to any matter voted upon will not be counted as a vote cast on such matter.

Principal Shareholders

  The following table sets forth information as of April 16, 1999, with respect to each person who is known by the Company to be the beneficial owner, as defined in Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent (5%) of the Company's Common Stock.

                                                             Amount and Nature      Percent
                                                               of Beneficial          of
Name and Address of Beneficial Owner                           Ownership(1)          Class
------------------------------------                         -----------------      -------
Yamanouchi Group Holding Inc. (2)...........................     5,048,500           16.0%
Robert A. Vukovich, Ph.D. (3)...............................     2,975,761(4)(5)(6)   9.4%

--------
(1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
(2) The address of the principal office of such shareholder is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Yamanouchi Group Holding Inc. is a wholly owned subsidiary of Yamanouchi Pharmaceutical Co., Ltd. ("Yamanouchi").
(3) Dr. Vukovich is Chairman of the Board of Directors of the Company and maintains a business address at 172 County Road 537 East, Colts Neck, New Jersey 07722.
(4) Includes 812,500 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Incentive Stock Option Plan, Restricted Stock Option Plan and Equity Incentive Plan.
(5) Includes 51,590 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
(6) Includes 378,000 shares of Common Stock pledged as collateral to secure payment of Dr. Vukovich's obligations under a pair of liquidity agreements which he entered into with a securities broker in 1998. Dr. Vukovich remains the record and beneficial owner of all shares pledged as collateral under these liquidity agreements.

Security Ownership of Management

  The following table sets forth information as of April 16, 1999, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Exchange
Act) of the Company's Common Stock by each Director, nominee for Director and Named Officer (as defined in the section captioned "Executive Compensation") of the Company, and by all Directors, nominees for Director and Executive Officers of the Company as a group:

                                           Amount and Nature          Percent of
Name of Beneficial Holder             of Beneficial Ownership (1)        Class
-------------------------             ---------------------------     ----------
John T. Spitznagel..................             173,385(2)                  (3)
Robert A. Vukovich, Ph.D............           2,975,761(4)(5)(6)         9.4%
Robert W. Loy.......................              85,879(7)                  (3)
Peter M. Rogalin....................              72,348(8)                  (3)
Anthony A. Rascio, Esq..............              28,740(9)                  (3)
Digby W. Barrios....................              36,750(10)                 (3)
Zola P. Horovitz, Ph.D..............              20,750(11)                 (3)
Joseph N. Noonburg..................               4,000(12)                 (3)
Marilyn Lloyd.......................               5,500(13)                 (3)
Joseph E. Smith.....................                  --
Ronald M. Nordmann..................               1,000(14)                 (3)
All Directors, Nominees for Director
 and Executive Officers as a Group
 (11 persons).......................           3,404,113(2)(4)(5)(6)     10.8%
                                                        (7)(8)(9)(10)
                                                        (11)(12)(13)

--------
 (1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
 (2) Includes 154,750 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (3) Shares beneficially owned do not exceed 1% of the Company's outstanding shares of Common Stock.
 (4) Includes 812,500 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan, Restricted Stock Option Plan and Equity Incentive Plan.
 (5) Includes 51,590 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
 (6) Includes 378,000 shares of Common Stock pledged as collateral to secure payment of Dr. Vukovich's obligations under a pair of liquidity agreements which he entered into with a securities broker in 1998. Dr. Vukovich remains the record and beneficial owner of all shares pledged as collateral under these liquidity agreements.
 (7) Includes 68,750 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (8) Includes 68,500 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
 (9) Includes 19,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Stock Option Plan and Equity Incentive Plan.
(10) Includes 28,750 shares of Common Stock subject to currently exercisable options granted pursuant to the Equity Incentive Plan.
(11) Includes 19,750 shares of Common Stock subject to currently exercisable options granted pursuant to the Equity Incentive Plan.
(12) Includes 3,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Equity Incentive Plan.

(13) Includes 5,500 shares of Common Stock subject to currently exercisable options granted pursuant to the Equity Incentive Plan.
(14) Deerfield Management Company, an investment management firm, and its general partner beneficially own 600,000 shares of the Company's Common Stock. Mr. Nordmann is a financial analyst at Deerfield Management and a limited partner in one of the entities controlled by Deerfield Management's general partner.

Agreements with Yamanouchi

  Yamanouchi, through a subsidiary, owns 5,048,500 shares of the Company's Common Stock. Of such shares, 4,000,000 were acquired in March 1992 pursuant to the terms of a stock purchase agreement (the "Stock Purchase Agreement") entered into by the Company and Yamanouchi. Under the terms of the Stock Purchase Agreement, Yamanouchi has certain preemptive rights to acquire securities issued by the Company for so long as Yamanouchi owns at least 15% of the Company's outstanding Common Stock on a fully diluted basis, and the Company is prohibited from taking any action to prevent Yamanouchi from directly or indirectly acquiring all of the remaining shares of the Company's outstanding Common Stock, provided that any such acquisition is made in accordance with the terms of the Stock Purchase Agreement. Yamanouchi is under no obligation to acquire additional shares of Common Stock. For so long as Yamanouchi owns 10% of the Company's outstanding Common Stock on a fully diluted basis, Yamanouchi has granted the Company a right of first refusal with respect to any shares of Common Stock which it proposes to sell, subject to certain specified exceptions.

  The Company has granted Yamanouchi certain demand and piggyback registration rights with respect to the shares of Common Stock owned by it. Under the Stock Purchase Agreement, the Company is required to discuss with and obtain the views of Yamanouchi with respect to certain specified transactions, including equity offerings; incurring a material amount of debt; a material change in the Company's capital structure; and the granting of any material license to a third party. If any such proposed transaction involves a financing, the Company has agreed to review with Yamanouchi its financing needs prior to engaging in such transaction and to give Yamanouchi a reasonable opportunity to propose and negotiate a financing alternative for the Company, though Yamanouchi is under no obligation to do so.

  Yamanouchi is entitled to designate two members of the Company's Board of Directors for so long as it owns at least 18% of the outstanding shares of the Company's Common Stock on a fully diluted basis (or one Director for so long as it owns at least 10% of the Company's Common Stock). As of April 16, 1999, Yamanouchi owned more than 10% but less than 18% of the outstanding shares of the Company's Common Stock on a fully diluted basis and is entitled to designate one Director. Yamanouchi has not designated any nominee for election to the Board of Directors at the Annual Meeting.

  Pursuant to a Shareholder Agreement between Yamanouchi and Dr. Vukovich (the "Shareholder Agreement") entered into at the same time as the Stock Purchase Agreement, Dr. Vukovich has granted Yamanouchi certain rights of first refusal with respect to shares of the Company's outstanding Common Stock that he proposes to sell, though Yamanouchi has no obligation to purchase any such shares. Pursuant to the Shareholder Agreement, Dr. Vukovich has agreed to vote all shares of Common Stock held by him in favor of the election of Yamanouchi's Board of Directors designee(s), if any.

                             ELECTION OF DIRECTORS
                            (Item 1 on Proxy Card)

  In accordance with the Company's By-Laws which provide that the Board of Directors shall consist of not less than three nor more than fifteen members, the Board of Directors has fixed the number of Directors at nine. Each of the individuals named below has been nominated for election as a Director by the Board of Directors. With the exception of Ronald M. Nordmann, each such individual named below is currently a member of the Board of Directors of the Company.

  It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of the nine nominees named below as Directors of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR.

  If any of the nominees should be unavailable for election, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any of the nominees would be unavailable for election, or if elected, would be unable to serve as a Director.

  There are no family relationships among the current Directors, Executive Officers or persons nominated by the Company to become Directors.

Nominees

  The nominees, their ages and current principal occupations or employment, are as follows:

Nominee                            Age         Principal Occupation or Employment
-------                            ---         ----------------------------------
John T. Spitznagel...............   57 President, Chief Executive Officer and a Director
                                       of Roberts Pharmaceutical Corporation
Robert A. Vukovich, Ph.D.........   55 Chairman of the Board of Directors of Roberts
                                       Pharmaceutical Corporation and Chairman, President
                                       and Chief Executive Officer of Wellspring
                                       Pharmaceutical Corporation
Robert W. Loy....................   61 Executive Vice President--Operations and a
                                       Director of Roberts Pharmaceutical Corporation
Digby W. Barrios.................   61 Self-employed Consultant and a Director of Roberts
                                       Pharmaceutical Corporation
Zola P. Horovitz, Ph.D...........   64 Self-employed Consultant and a Director of Roberts
                                       Pharmaceutical Corporation
Joseph N. Noonburg...............   63 Self-employed Consultant and a Director of Roberts
                                       Pharmaceutical Corporation
Marilyn Lloyd....................   70 Self-employed Consultant and a Director of Roberts
                                       Pharmaceutical Corporation
Joseph E. Smith..................   60 Self-employed Consultant and a Director of Roberts
                                       Pharmaceutical Corporation
Ronald M. Nordmann...............   57 Financial Analyst in Healthcare Equities--
                                       Deerfield Management Company

  Each Director will hold office until the next Annual Meeting of Shareholders or until his or her successor is elected and qualifies. Dr. Vukovich serves as a Director of Cypros Pharmaceutical Corporation, Biotransplant, Inc. and Pacific Pharmaceuticals, Inc. Mr. Barrios serves as a Director of Sepracor, Inc., Cypros Pharmaceutical Corporation, RiboGene, Inc. and Sheffield Technologies Inc. Dr. Horovitz serves as a Director of BioCryst Pharmaceuticals, Inc., Magainin Pharmaceuticals, Inc., Synaptic Pharmaceutical Corporation, Avigen, Inc., Procept, Inc., Diacrim, Inc. and Clinicor, Inc. Mr. Smith serves as a Director of Boren, LePore and Associates, Vivus, Inc. and Avanir Pharmaceuticals. None of the other nominees holds any directorships in companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in any company registered as an investment company under the Investment Company Act of 1940, as amended.

  John T. Spitznagel has served as President and Chief Executive Officer of the Company since September 1997 and as a Director of the Company since July 1996. Mr. Spitznagel served as Executive Vice President--Worldwide Sales and Marketing of the Company from March 1996 to September 1997. Mr. Spitznagel served as President of Reed and Carnrick Pharmaceuticals from September 1990 through July 1995. In 1989 and 1990, Mr. Spitznagel served as Chief Executive Officer of BioCryst Pharmaceuticals, Inc. From 1979 through 1989, Mr. Spitznagel held various positions with Wyeth-Ayerst Laboratories, advancing from Marketing Director to Senior Vice President of Marketing and Sales. Mr. Spitznagel was employed by Roche Laboratories from 1971 through 1979 and by Warner-Chilcott Laboratories from 1966 through 1971 in various sales, marketing and management positions. Mr. Spitznagel received his undergraduate degree from Rider University and an M.B.A. from Fairleigh Dickinson University.

  Robert A. Vukovich, Ph.D. has served as Chairman of the Board of the Company since the Company's inception in 1983. In addition to his duties as Chairman of the Board, Dr. Vukovich acts as a consultant to the Company with respect to researching and developing pharmaceutical products and identifying and evaluating products and businesses for potential licensing and acquisition opportunities for the Company. From 1983 to September 1997, Dr. Vukovich served as President and Chief Executive Officer of the Company. Currently, Dr. Vukovich serves as Chairman, President and Chief Executive Officer of Wellspring Pharmaceutical Corporation. From 1979 to 1983, Dr. Vukovich served as Director of the Division of Developmental Therapeutics for Revlon Health Care Group. From 1970 to 1974, Dr. Vukovich was employed in various capacities by the Squibb Institute and served as Director of Clinical Pharmacology for that organization from 1974 to 1979. Prior to 1970, Dr. Vukovich was a clinical research scientist for The Warner Lambert Research Institute. Dr. Vukovich is a graduate of Jefferson Medical College, Philadelphia, Pennsylvania, with training in pharmacology and pathology.

  Robert W. Loy has served as Executive Vice President--Operations of the Company since March 1996. Mr. Loy served as Chief Operating Officer of the Company from August 1992 to March 1996 and as a Vice President of the Company from December 1992 to March 1996. Mr. Loy has served as a Director of the Company since October 1993. From 1963 to 1990, he held various positions at Squibb Corporation, including that of Vice President, Worldwide Operations for the Squibb Derm Division. From 1990 to 1992, Mr. Loy served as Vice President, International Sales and Marketing, with Hollister, Inc. Mr. Loy received his undergraduate degree from Old Dominion University and attended Villanova University Graduate School.

  Digby W. Barrios has served as a Director of the Company since March 1994. Mr. Barrios served as the President and Chief Executive Officer of Boehringer Ingelheim Corporation from 1988 to 1992 and as an executive of that company in various positions from 1983 to 1988. Since 1992, Mr. Barrios has been self-employed as a consultant. Mr. Barrios also serves as a Director or trustee of several academic institutions and pharmaceutical organizations. He received his undergraduate degree from Loyola University.

  Zola P. Horovitz, Ph.D. has served as a Director of the Company since October 1996. Dr. Horovitz has been self-employed as a consultant in the biotechnology and pharmaceutical industries since 1994. From 1959 to 1994, Dr. Horovitz held various positions at Squibb Corporation, including that of Vice President, Business Development and Planning. Dr. Horovitz received undergraduate and masters degrees and a Ph.D. from the University of Pittsburgh.

  Joseph N. Noonburg has served as a Director of the Company since May 1997. Mr. Noonburg has been self-employed as a consultant in the pharmaceutical industry since 1995. From 1961 to 1995, Mr. Noonburg was employed in various executive capacities with Reed and Carnrick Pharmaceuticals, including as Senior Vice President, Sales. Mr. Noonburg received his undergraduate degree from Rutgers University.

  The Honorable Marilyn Lloyd has served as Director of the Company since May 1997. Ms. Lloyd has been self-employed as a consultant since 1995. From 1974 to 1995, Ms. Lloyd was an elected member of the United States Congress, House of Representatives, representing the Third Congressional District of Tennessee. During her tenure as a member of Congress, Ms. Lloyd served as Chairwoman of the Energy Subcommittee of the House Science and Technology Committee and of the Housing and Consumer Committee of the Committee on Aging. Ms. Lloyd was also Chair of the North Atlantic Panel on Armed Services and was a ranking member of the Procurement Subcommittee of the Armed Services Committee.

  Joseph E. Smith has served as a Director of the Company since August 1998. Mr. Smith has been self-employed as a consultant since 1997. From 1989 to 1997, Mr. Smith served in various positions at Warner-Lambert Company, including President of Parke-Davis Pharmaceuticals and President of the Shaving Products Division (Schick and Wilkinson Sword). In addition, Mr. Smith held prior positions at Johnson & Johnson and served as President of Rorer Pharmaceutical Corporation. Mr. Smith received his undergraduate degree from the University of Buffalo and an M.B.A. degree from the Wharton School of the University of Pennsylvania.

  Ronald M. Nordmann has been a financial analyst in healthcare equities since 1971. Since September 1994, Mr. Nordmann has been a financial analyst at Deerfield Management and a limited partner in one of the entities controlled by Deerfield Management's general partner. From April 1985 to September 1994, Mr. Nordmann held the position of Managing Director with PaineWebber Incorporated. From 1980 to April 1985, Mr. Nordmann was a Senior Vice President and Limited Partner with Oppenheimer & Co., Inc. Mr. Nordmann held various positions with PaineWebber Incorporated from 1977 to 1980; with F. Eberstadt & Co., Inc. from 1971 to 1977; and with Warner-Chilcott Laboratories, a division of Warner-Lambert from 1967 to 1971. Mr. Nordmann received his undergraduate degree from The Johns Hopkins University and an M.B.A. from Fairleigh Dickinson University. This is Mr. Nordmann's initial nomination for election to the Board of Directors.

Meetings of the Board of Directors; Committees

  During the year ended December 31, 1998, the Board of Directors held six (6) meetings, including two (2) special meetings. During 1998, each incumbent member of the Company's Board of Directors attended at least 75% of the meetings of the Board of Directors and of each of the committees on which he or she served which were held during the period such person served as a Director and, if applicable, a committee member.

  The Board of Directors has three (3) standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee

  The current members of the Audit Committee of the Board of Directors (the "Audit Committee") are Mr. Barrios, Dr. Horovitz and Ms. Lloyd. The functions of the Audit Committee are, among other things, to recommend to the Board of Directors the auditors to be engaged as the Company's independent public accountants; to review the proposed plan and scope for the annual audit and the results of such audit when completed; to review the services rendered by the auditors and the fees charged for such services; to determine the effect, if any, on the independent public accountants' independence of the performance of any non-audit services; and to review the plan, scope and results of the Company's internal audit operations. During the year ended December 31, 1998, the Audit Committee held three (3) meetings.

Compensation Committee

  The current members of the Compensation Committee of the Board of Directors (the "Compensation Committee") are Mr. Barrios, Dr. Horovitz and Mr. Noonburg. The Compensation Committee determines the compensation of officers and administers the Management Incentive Compensation Plan, the Equity Incentive Plan, the Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Employees Savings and Protection Plan (the "401(k) Plan") and the Supplemental Executive Retirement Plan (the "SERP"). The Compensation Committee also administers the Company's Incentive Stock Option Plan and Restricted Stock Option Plan, which were both previously terminated. The Compensation Committee administers these latter plans to the extent that options granted prior to the termination of these plans remain outstanding and continue to be exercisable pursuant to their terms. During the year ended December 31, 1998, the Compensation Committee held five (5) meetings and acted by unanimous written consent on thirty-three (33) occasions.

Nominating Committee

  The Nominating Committee has the authority to identify, interview and recommend to the Board of Directors prospective members for election or appointment to the Board of Directors. The current members of the Nominating Committee are Dr. Vukovich, Ms. Lloyd and Mr. Noonburg. The Nominating Committee did not hold any meetings during 1998.

                             CORPORATE PERFORMANCE

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five years ended December 31, 1998, with the cumulative total return on the AMEX Market Index and a peer group (the "Peer Group") selected by the Company over the same period (assuming an investment of $100 in the Company's Common Stock and in the AMEX Market Index and the Peer Group on December 31, 1993, and reinvestment of all dividends). The Peer Group consists of Dura Pharmaceuticals, Inc., Forest Laboratories, Inc., IVAX Corporation, Jones Pharma Incorporated (formerly Jones Medical Industries, Inc.) and Medeva PLC.


                          [LINE GRAPH APPEARS HERE]


------------------------------------------------------------------------------------------------------------------------------------
                                           12/31/93       12/31/94         12/31/95        12/31/96        12/31/97       12/31/98
------------------------------------------------------------------------------------------------------------------------------------
Roberts Pharmaceutical Corporation           100              80             45              28              24            54
------------------------------------------------------------------------------------------------------------------------------------
Peer Group                                   100              87            117             100             101           146
------------------------------------------------------------------------------------------------------------------------------------
AMEX Market Index                            100              88            114             120             145           143
------------------------------------------------------------------------------------------------------------------------------------

Executive Compensation

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the years ended December 31, 1998, 1997 and 1996, of the Company's Chief Executive Officer and the other Executive Officers of the Company who earned salary and bonuses in excess of $100,000 during the year ended December 31, 1998 (collectively, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                        Long Term
                                Annual Compensation    Compensation
                                -------------------    ------------
                                                        Securities
                                                        Underlying     All Other
                                 Salary     Bonus        Options/     Compensation
Name & Principal Position  Year  ($) (1)   ($) (2)       SARs (#)         ($)
-------------------------  ---- --------- ---------    ------------   ------------
John T. Spitznagel (3).    1998  $314,795 $ 450,000(4)   202,500(5)     $  8,000(6)
  President and Chief
     Executive Officer     1997   247,692    50,000      110,000(7)        8,000
                           1996   149,715        --      115,000(8)        6,750
Robert A. Vukovich,
 Ph.D. (9).............    1998   342,089   250,000      262,500(5)      379,124(10)
  Chairman of the Board
     and                   1997   625,000   150,000      125,000(7)        8,000
  Former Executive
     Director              1996   540,000        --      790,000(11)       7,500
Robert W. Loy..........    1998   233,654   205,000(4)   108,750(5)        8,000(6)
  Executive Vice
     President             1997   228,365    50,000       37,500(7)        8,000
                           1996   202,071        --      136,000(12)       7,500
Peter M. Rogalin (13)..    1998   193,000   125,000(4)    50,500(5)        8,000(6)
  Vice President,
     Treasurer and         1997   193,000    50,000       25,000(7)        8,000
  Financial Officer        1996   155,677        --      115,000(8)        7,500
Anthony A. Rascio,
 Esq...................    1998   153,654    60,000(4)    53,000(5)        7,440(6)
  Vice President,
     Secretary and         1997   150,577        --           --           7,529
  General Counsel          1996   148,069        --       12,000(14)       7,442

--------
(1) Includes amounts earned but deferred at the election of the Named Officers under the Company's 401(k) Plan. See "Employees Savings and Protection Plan."
(2) Represents amounts paid to the Named Officers pursuant to the Company's Management Incentive Compensation Plan. See "Compensation Committee Report on Executive Compensation."
(3) Mr. Spitznagel joined the Company in March, 1996 and served as Executive Vice President until September, 1997 when he was appointed President and Chief Executive Officer of the Company.
(4) Includes $300,000, $130,000, $75,000 and $60,000 paid in 1999 to Mr.
    Spitznagel, Mr. Loy, Mr. Rogalin and Mr. Rascio, respectively, for services performed in 1998.
(5) Represents shares of Common Stock underlying options granted in 1998.
(6) Represents matching and discretionary contributions to be made by the Company under the 401(k) Plan. See "Employees Savings and Protection Plan."
(7) Includes 75,000, 125,000, 37,500 and 25,000 stock appreciation rights ("SARs") granted in January 1998 to Mr. Spitznagel, Dr. Vukovich, Mr. Loy and Mr. Rogalin, respectively, for performance in 1997. Includes also 35,000 shares of Common Stock underlying options granted in 1997 to Mr. Spitznagel upon his appointment as President and Chief Executive Officer of the Company.
(8) Includes 55,000 shares of Common Stock underlying options and 30,000 SARs granted during the year ended December 31, 1996 to each of Mr. Spitznagel and Mr. Rogalin. Includes also 30,000 shares of Common Stock underlying options granted in 1996 to each of Mr. Spitznagel and Mr. Rogalin which were repriced by the Company in December, 1996.
(9) Dr. Vukovich currently serves as Chairman of the Board and as a consultant to the Company. He served as President and Chief Executive Officer of the Company from the inception of the Company until

    September 1997 and as Executive Chairman from September 1997 through October 1, 1998, at which time he elected to retire from active employment with the Company. See "Retirement of Dr. Vukovich."
(10) Includes a retirement bonus in the amount of $250,000 and a 1998 SERP benefit of $64,878. Includes also compensation paid to Dr. Vukovich during the period October 1, 1998 to December 31, 1998 in connection with his retirement from active employment with the Company: consulting fees of $50,000; Company car benefit of $5,095; paid health insurance premiums of $2,723; paid life insurance premiums of $1,628; and matching contributions under the 401(k) Plan of $4,800. See "Retirement of Dr. Vukovich."
(11) Includes 350,000 shares of Common Stock underlying options and 150,000 SARs granted during the fiscal year ended December 31, 1996. Includes also 290,000 shares of Common Stock underlying options which were repriced by the Company in December, 1996.
(12) Includes 25,000 shares of Common Stock underlying options and 30,000 SARs granted during the year ended December 31, 1996. Includes also 81,000 shares of Common Stock underlying options granted during the fiscal years ended December 31, 1992 through December 31, 1994 which were repriced by the Company in December, 1996.
(13) Mr. Rogalin joined the Company in February, 1996.
(14) Includes 5,000 shares of Common Stock underlying options granted in November, 1996 and repriced in December, 1996. Includes also 7,000 shares of Common Stock underlying options granted during the years December 31, 1992 through December 31, 1994 which were repriced by the Company in December, 1996.

Employment Agreements

  In August 1998, the Company entered into new employment agreements with each of Mr. Spitznagel, Mr. Loy, Mr. Rogalin and Mr. Rascio, which provide for minimum annual base salaries of $350,000, $240,000, $193,000 and $160,000, respectively. The agreements entitle each such officer to participate in any incentive compensation plan offered to the Company's senior level management and to receive all vacation and other benefits, including insurance, provided to employees of the Company.

  Under the terms of the employment agreements with Mr. Spitznagel, Mr. Loy and Mr. Rascio, in the event that the employment of any such officer is terminated by the Company other than for the officer's willful misconduct, the officer is entitled to receive (i) base compensation, at the annual rate at the time of termination, for three years (four years for Mr. Spitznagel) after the termination, (ii) additional payments equal to three times (four times for Mr. Spitznagel) the officer's average annual bonus and incentive compensation (or $50,000 if the average bonus is less than $50,000) for the period commencing March 4, 1996 for Mr. Spitznagel, August 31, 1992 for Mr. Loy and July 1, 1988 for Mr. Rascio, and ending upon the termination of employment, and (iii) an amount equal to three times (four times for Mr. Spitznagel) any payment made by the Company to the 401(k) Plan on behalf of the officer during the fiscal year prior to termination (all such payments made to an officer in connection with the termination of employment are referred to herein collectively as "Severance Compensation"). At the election of the officer, the Severance Compensation shall be paid to the officer either in a lump sum or in the same manner and on the same dates as the officer would have received such compensation had the termination of employment not occurred.

  Under the terms of the employment agreements with Mr. Spitznagel, Mr. Loy and Mr. Rascio, in the event that the employment of any such officer is terminated by the Company in connection with a "change in control" of the Company (as defined in each of their employment agreements), the officer is entitled to receive the full amount of the Severance Compensation. Following a change in control of the Company, each of Mr. Spitznagel, Mr. Loy and Mr. Rascio have the right to terminate their employment agreements and receive the full amount of the Severance Compensation, if he remains in the employ of the Company or any successor thereto for a period of one (1) year following a change in control and provides the Company with notice of termination during the thirty (30) day period immediately following the end of such one (1) year period, or at any time after the change in control if (i) his duties are diminished, (ii) his place of employment is relocated more than twenty (20) miles from its prior location, or (iii) his annual compensation is reduced.

  Under the terms of the employment agreement with Mr. Rogalin, in the event that his employment is terminated by the Company in connection with a "change in control" of the Company (as such term is defined in his employment agreement), Mr. Rogalin is entitled to receive his base compensation as of the date of his termination for a period of three (3) years following the termination.

  The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on and limits the Company's deduction of payments to terminated employees following a change in control if the payments meet certain requirements and exceed the limit set forth in the Code. Generally, this limit is equal to three times the employee's average annual compensation for the five taxable years preceding the year in which the change of control occurs. The employment agreements with Mr. Spitznagel, Mr. Loy, Mr. Rogalin and Mr. Rascio provide that the Company shall pay any such excise taxes assessed against the officers in connection with any Severance Compensation payments made or benefits conferred under the employment agreements, including, in connection with a change in control of the Company.

  In the event of the termination of an officer's employment with the Company for any reason, each of these employment agreements provide that the officer shall have the right to elect, during the one year period after the date of termination, to exercise all options previously granted to the officer under all stock option plans maintained by the Company, regardless of whether such options would then be exercisable. In the event of the termination of the employment agreement by an officer, each such agreement prohibits the officer from engaging in any activities in direct competition with the Company for a two year period. Under the terms of the employment agreements with Mr. Spitznagel, Mr. Loy and Mr. Rascio, in the event of the "disability" of any such officer (as defined in each of their employment agreements), he shall be entitled to receive the full Severance Compensation from the Company. The current terms of each of the employment agreements, which are automatically renewed for successive one year periods upon their expiration, expire on August 31, 2001, with the exception of Mr. Spitznagel's employment agreement which expires on August 31, 2002.

Retirement of Dr. Vukovich

  In October 1998, Dr. Vukovich retired from active employment with the Company, although he continues to serve as Chairman of the Board. In connection with his retirement from the Company, the Board of Directors approved a series of retirement benefits, including (i) a retirement bonus of $250,000, (ii) an annual fee of $75,000 for as long as Dr. Vukovich serves as Chairman of the Board; (iii) payment of all health insurance premiums for life for both Dr. Vukovich and his wife; (iv) payment of all premiums on a $500,000 group term life insurance policy insuring Dr. Vukovich's life; (v) the continued use of a Company car through the expiration of the car lease in January 1999; (vi) accelerated vesting of all options and allowing Dr. Vukovich to exercise such options on or before the original expiration dates; and (vii) full vesting in his accrued benefit under the SERP. In addition, the Company and Dr. Vukovich entered into a five (5) year Consulting Agreement pursuant to which Dr. Vukovich will be paid $200,000 per year in exchange for advice and other assistance in researching and developing pharmaceutical products and identifying and evaluating product and business licensing and acquisition opportunities for the Company.

Employees Savings and Protection Plan

  The Company's 401(k) Plan is an employee savings plan available to all employees who meet certain age and service requirements. In addition to salary deferral contributions by the participating employees, the 401(k) Plan provides for (i) mandatory contributions by the Company based on participant contributions, and (ii) discretionary contributions by the Company based on a percentage of a participant's compensation.

  For 1998, the total amount of employee and Company contributions under the 401(k) Plan will be $1,304,247 of which the Company will contribute $557,164. See the Summary Compensation Table for amounts to be contributed by the Company under the 401(k) Plan to the accounts of the Named Officers.

Supplemental Executive Retirement Plan

  The following table indicates the approximate gross annual benefits which would be received by a participant in the SERP upon retirement at age 60 in the remuneration and years of service classifications indicated. The actual annual benefit received by a participant will be reduced by (i) 50% of the participant's annual social security benefit and (ii) the actuarial equivalent of the participant's account balance in the Company's 401(k) Plan accumulated from Company contributions.

                              PENSION PLAN TABLE

Remuneration                        Years of Service
------------     ----------------------------------------------------------------------
                    3             4              6              8             10+
                 -------       --------       --------       --------       --------
  $125,000       $24,375       $ 32,500       $ 48,750       $ 65,000       $ 81,250
  150,000         29,250         39,000         58,500         78,000         97,500
  175,000         34,125         45,500         68,250         91,000        113,750
  200,000         39,000         52,000         78,000        104,000        130,000
  225,000         43,875         58,500         87,750        117,000        146,250
  250,000         48,750         65,000         97,500        130,000        162,500
  300,000         58,500         78,000        117,000        156,000        195,000
  400,000         78,000        104,000        156,000        208,000        260,000
  450,000         87,750        117,000        175,500        234,000        292,500
  500,000         97,500        130,000        195,000        260,000        325,000

  The SERP is a funded, non-qualified defined benefit retirement plan which was adopted by the Board of Directors in order to provide a higher, more competitive level of retirement benefits to certain designated executive employees of the Company. In 1998, the Company engaged an outside consultant to undertake a competitive review and analysis of the retirement benefits made available by the Company to its executive employees. The consultant's report concluded that the retirement benefits offered by the Company to its executive employees were not competitive in the Company's marketplace for executives. In order to enhance the retirement benefits for the Company's executive employees, the consultant recommended the adoption of the SERP. In approving and adopting the SERP, the Board of Directors believes that the retirement benefits provided under the SERP can (i) be a factor in retaining certain key executives as well as a factor in attracting other highly experienced and talented individuals to the Company, and (ii) allow for appropriate succession planning within the executive ranks of the Company.

  Under the SERP, participating employees are entitled to receive a benefit equal to 65% of their highest average annual compensation for any period of 36 consecutive months or three (3) calendar years during the participant's final 120 months of employment, less (i) 50% of the employee's social security benefit, and (ii) an actuarial equivalent of the employee's account balance in the 401(k) Plan accumulated from Company contributions. A participating employee's accrued benefit is determined as an annual single life annuity. A participating employee's interest in his or her accrued benefit under the SERP is fully vested upon completion of three (3) years of service with the Company and reaching the age of sixty (60); provided, that if the employee has been credited with less than ten (10) years of service at the time his or her employment terminates, the accrued benefit shall be prorated based on actual time of service. Upon death or total disability, a participating employee's interest in his or her accrued benefit will be fully vested regardless of age, but the benefit shall be prorated for less than ten (10) years of service. Upon a change in control of the Company (as defined in the SERP), a participating employee will become immediately and fully vested in his or her accrued benefit regardless of age at termination of employment or years of service upon reaching age fifty (50).

  In connection with its funding obligation under the SERP, the Board has established a rabbi trust into which the Company will deposit all of its required funding contributions. During 1998, the Company's expense with respect to the SERP was approximately $2.1 million, of which $65,000 was deposited into the trust. The balance of the Company's 1998 SERP expense will be funded in 1999.

  Each of the Named Officers and certain other executive employees have been designated as participants in the SERP. At December 31, 1998, the Named Officers had the following credited years of service under the SERP: Mr. Spitznagel 3 years; Dr. Vukovich 10 years; Mr. Loy 7 years; Mr. Rogalin 3 years; Mr. Rascio 10 years.

Employee Stock Purchase Plan

  Under the Stock Purchase Plan, eligible employees may use salary deductions to invest in the Company's Common Stock pursuant to a plan which is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Each eligible employee who elects to participate in the Stock Purchase Plan shall be able to designate from 1% to 10% of the eligible employee's compensation to purchase shares of the Company's Common Stock. The fair market value of the aggregate number of shares of Common Stock which an eligible employee may acquire under the Stock Purchase Plan in a particular plan year may not exceed $25,000.

  The Stock Purchase Plan is administered by the Compensation Committee. 500,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan shall terminate when all shares of Common Stock reserved for issuance are issued, or at any other time at the discretion of the Board of Directors. As of April 16, 1999, 20,062 shares of the Company's Common Stock have been issued and allocated to participant accounts under the Stock Purchase Plan.

Equity Incentive Plan

  For a description of the material features of the Equity Incentive Plan, see "Summary of Provisions of the Equity Incentive Plan" under "Amendment of Equity Incentive Plan."

Incentive Stock Option Plan and Restricted Stock Option Plan

  The Incentive Stock Option Plan and Restricted Stock Option Plan were previously terminated. However, options granted under the Incentive Stock Option Plan and Restricted Stock Option Plan which were outstanding on the date of the termination of each such plan will continue to be exercisable pursuant to their respective terms. As of April 16, 1999, there were 415,375 such incentive stock options and 40,000 such restricted stock options still outstanding.

Option Grants

  The following table shows certain information regarding options granted to each of the Named Officers during the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                          -----------------------------------------------
                                                                          Potential Realizable Value
                            Number of     % of Total                        at Assumed Annual Rates
                            Securities     Options    Exercise            of Stock Price Appreciation
                            Underlying    Granted to  or Base                 for Option Term (2)
                             Options     Employees in  Price   Expiration ----------------------------
Name                      Granted (#)(1) Fiscal Year   ($/Sh)     Date       5% ($)        10% ($)
----                      -------------- ------------ -------- ---------- ------------- --------------
John T. Spitznagel......      25,000(3)        2%      $13.69    4/10/04  $     116,398 $     264,067
                              52,500(4)        4%       17.50    6/10/04        144,818       304,106
                             100,000(5)        7%      16.375     9/1/04        258,111       542,013
                              25,000(5)        2%      21.125   12/11/04         83,246       174,809

Robert A. Vukovich,
 Ph.D...................      25,000(6)        2%       13.69     4/9/04         53,947       113,285
                             137,500(4)        9%       17.50    6/10/04        379,285       796,469
                             100,000(6)        7%      16.375     9/1/04        258,111       542,013

Robert W. Loy...........      10,000(3)        1%       13.69     4/9/04         21,579        45,314
                              33,750(4)        2%       17.50    6/10/04         93,097       195,497
                              50,000(5)        3%      16.375     9/1/04        129,055       271,006
                              15,000(5)        1%      21.125   12/11/04         49,947       104,886

Peter M. Rogalin........      27,500(4)        2%       17.50    6/10/04         75,857       159,294
                              15,000(5)        1%      16.375     9/1/04         38,717        81,302
                               8,000(5)        1%      21.125   12/11/04         26,639        55,939

Anthony A. Rascio, Esq..      10,000(3)        1%      13.688    4/13/04         21,575        45,306
                              35,000(5)        2%      16.375     9/1/04         90,339       189,704
                               8,000(5)        1%      21.125   12/11/04         26,639        55,939

--------
(1) Represent shares of Common Stock underlying options granted under the Equity Incentive Plan.
(2) The potential realizable value does not represent actual value. The value, if any, a Named Officer may realize will depend upon the excess of the fair market value of the Common Stock over the exercise price on the date the option is exercised. There is no assurance the value realized by the Named Officer will be at or near the estimated value. The estimated values are based upon assumptions of 5% and 10% appreciation, respectively, in the fair market value of the Company's Common Stock from the date of grant of these options through the expiration dates of such options.
(3) 50% of these options are immediately exercisable and the remaining 50% become exercisable on the one year anniversary of the date of grant of the options.
(4) Represents the immediately exercisable options granted in connection with the accelerated vesting of all outstanding SARs by the Company and the voluntary exercise of such SARs by the Named Officer. See "Option Exercises and Fiscal Year-End Values" and "Compensation Committee Report on Executive Compensation."
(5) These options may be exercised in equal installments of 20% on the first, second, third, fourth and fifth year anniversaries of the date of grant of the options.
(6) Upon Dr. Vukovich's retirement from the Company, all options granted to him became fully vested and immediately exercisable. See "Retirement of Dr. Vukovich."

Option Exercises and Fiscal Year-End Values

  Shown below is information regarding options and SARs exercised by certain of the Named Officers during 1998 as well as information regarding options held by each of the Named Officers at December 31, 1998. During the year ended December 31, 1998, 156,000 options and 502,500 SARs were exercised by certain of the Named Officers. In order to mitigate the potential future compensation expense which the Company would have to recognize with respect to the SARs, in 1998 (i) the Company accelerated the vesting of all outstanding SARs, and (ii) the Executive Officers of the Company holding such SARs agreed to voluntarily exercise all of their outstanding SARs. By exercising all of their SARs, the Executive Officers forfeited the additional value which they potentially could have realized during the term of their SARs if the price of the Company's Common Stock were to increase over the Company's stock price on the dates on which these SARs were exercised. In connection with the acceleration of vesting and the exercise of all of their outstanding SARs, these Executive Officers also received immediately exercisable options under the Equity Incentive Plan to purchase one share of the Company's Common Stock for every two (2) SARs exercised. At December 31, 1998 and at April 16, 1999, there were no outstanding SARs.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                             Number of Securities
                                                            Underlying Unexercised     Value of Unexercised
                                                              Options Held at FY-     In-the-Money  Options
                              Shares                               End (#)               at FY-End ($) (3)
                           Acquired on         Value       ------------------------- -------------------------
Name                     Exercise (#) (1) Realized ($) (2) Exercisable Unexercisable Exercisable Unexercisable
----                     ---------------- ---------------- ----------- ------------- ----------- -------------
John T. Spitznagel......     105,000         $  708,000      135,875      156,625    $  307,625    $619,500
Robert A. Vukovich,
 Ph.D...................     350,000          2,212,813      812,500           --     6,782,750          --
Robert W. Loy...........     148,500          1,025,625       63,750       70,000       424,050     300,925
Peter M. Rogalin........      55,000            351,000       58,500       47,000       110,000      79,875
Anthony A. Rascio, Esq..          --                 --       12,600       52,400        39,063      21,438

--------
(1) Includes 75,000 and 81,000 shares of Common Stock acquired by Dr. Vukovich and Mr. Loy, respectively, upon the exercise of options. Includes also 105,000, 275,000, 67,500 and 55,000 SARs exercised by Mr. Spitznagel, Dr. Vukovich, Mr. Loy and Mr. Rogalin, respectively. No shares of Common Stock were received upon the exercise of the SARs, rather cash in the amounts set forth in footnote (2) below was received by each of these Named Officers.
(2) Includes $407,813 and $577,875 as the value realized by Dr. Vukovich and Mr. Loy, respectively, with respect to the exercise of options. The value realized with respect to exercised options is the product of (i) the number of shares of Common Stock acquired upon exercise of the options and (ii) the difference between (a) the average sale price of the Company's Common Stock on the American Stock Exchange on the date of exercise of the options and (b) the exercise price of the options exercised. Includes also $708,000, $1,805,000, $447,750 and $351,000 received in cash by Mr. Spitznagel, Dr. Vukovich, Mr. Loy and Mr. Rogalin, respectively, upon the exercise of their SARs.
(3) The value of unexercised in-the-money options represents the difference between an option's exercise price and the reported last sale price of the Company's Common Stock on the American Stock Exchange on December 31, 1998 ($21.50 per share). The actual value, if any, a Named Officer may realize upon the exercise of an option will depend upon the excess of the stock price over the exercise price on the date the option is exercised.

Executive Officer Loans

  In April 1999, the Board of Directors approved loans to be made by the Company to Mr. Spitznagel and Mr. Rogalin in the amounts of $283,200 and $144,400, respectively (the "Loans"). The Loans were approved to assist these officers with their individual tax consequences relating to (i) the Company's decision, in 1998, to accelerate the vesting of all outstanding SARs, and (ii) the officers' decision to exercise voluntarily all of their

SARs, for the purpose of eliminating any potential future compensation expense which the Company would be required to recognize with respect to the SARs. See "Option Exercises and Fiscal Year-End Values" and "Compensation Committee Report on Executive Compensation." The Loan amounts are approximately forty percent (40%) of the amount of compensation income to be recognized by each such officer in connection with the exercise of the officer's SARs. Each of the Loans is unsecured, has a five (5) year term, and bears interest at the rate of 4.15% per annum. Ten percent (10%) of the outstanding principal balance of the Loan together with accrued interest is payable on each anniversary of the Loan. The remaining principal amount of each Loan and all accrued interest thereon is due and payable at the end of the term of the Loan; provided, that all principal and interest owed with respect to such officer's Loan shall be due and payable immediately upon the officer's termination of employment.

Directors' Compensation

  Each Director who is not an employee of the Company is entitled to receive an annual fee of $25,000 for services as a Director. Dr. Vukovich, for his services as Chairman of the Board, is entitled to receive an annual fee of $75,000. Each non-employee Director is entitled to receive a participation fee of $2,000 for each meeting of the Board of Directors attended and a fee of $500 for each meeting attended of any committee of the Board of Directors on which such Director serves. In addition, each non-employee Director receives annually options to purchase a minimum of 10,000 shares of the Company's Common Stock. The Company paid a total of $196,689 during the year ended December 31, 1998 to non-employee Directors. During the year ended December 31, 1998, a total of 87,500 options to purchase shares of Common Stock were granted to the Company's non-employee Directors under the Equity Incentive Plan. The Company makes no payment to Directors who are employees of the Company for their services on the Board of Directors or committees thereof.

Compensation Committee Interlocks and Insider Participation

  During 1998, no member of the Compensation Committee was an employee of the Company and no member of the Compensation Committee and no Executive Officer named in this Proxy Statement has any relationship that must be disclosed under this caption.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Compensation Policies

  The base salaries and wages for all the Company's employees are managed through the Company's wage and salary administration program. Increases in base salary and wages are managed according to three guidelines: individual merit, promotions and competitive factors. Guidelines are established each year and vary in order to reflect the Company's performance and the competitive environment and to manage appropriately the overall cost of wage and salary growth.

  The Company's compensation program is based on a pay for performance criterion and consists of three key components: base salary, an annual incentive bonus program and longer term incentives through the granting of equity based awards, such as stock options. The compensation program is designed to attract, retain and motivate the best personnel possible for all levels of the Company. The Company's various programs are designed to treat all employees in a fair and equitable manner and have the following common attributes upon which compensation is based:

    . level of job responsibility;
    . individual performance;
    . company performance;
    . competitive marketplace factors.

Executive Officer Compensation

  The method of compensation of the Company's Executive Officers is consistent with the Company's general compensation policies and is related to the Company's growth and performance. The Compensation Committee is responsible for administering the compensation program for Executive Officers of the Company. The Compensation Committee believes that the Company's compensation practices should reward strategic management of the business in the best long term interests of the shareholders.

  A portion of an Executive Officer's compensation may consist of bonus payments under the Management Incentive Compensation Plan. Under this plan, awards are based on the Company's performance and the employee's contribution to that performance. The aggregate amount allocated to any individual award under the Management Incentive Compensation Plan is determined by the Compensation Committee.

  The Company's long term incentives are generally in the form of stock option grants. The objectives of the Company's stock option programs are to advance the long term interests of the Company and its shareholders. Equity compensation, in the form of stock options, is an important element of the performance-based compensation of the Executive Officers. The grant of stock options continues the Company's practice of providing for management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Equity ownership in the Company provides a direct relationship between executive compensation and shareholder value. Stock options provide the Company's key employees an opportunity for increased equity ownership, and create an incentive to remain with the Company for the long term.

  During the second quarter of 1998, the Compensation Committee recommended and the Board of Directors approved the SERP, which is a non-qualified defined benefit plan that provides retirement benefits to certain designated executive employees of the Company. The Compensation Committee expects that the increased retirement benefits will (i) be a factor in retaining certain key executives as well as a factor in attracting other highly experienced and talented individuals to the Company, and (ii) allow for appropriate succession planning within the executive ranks of the Company. See "Supplemental Executive Retirement Plan." The Compensation Committee believes that the adoption of the SERP is fully consistent with the Company's compensation philosophy and is a customary form of retirement benefit for executive officers similar to that adopted by comparable companies. The 1998 SERP expense to the Company was $2.1 million, of which $65,000 was funded by the Company in 1998 with the balance to be funded in 1999.

  Also in 1998, in order to mitigate the potential future compensation expense which the Company might have had to recognize with respect to outstanding SARs, the Company accelerated the vesting of all such SARs and the Executive Officers holding such SARs agreed to voluntarily exercise all such SARs thereby terminating any potential benefit from the SARs which such Executive Officers may have realized in the future. The exercise of all outstanding SARs during 1998 resulted in a one time charge of $3.3 million, of which $0.7 million relates to the accelerated vesting and immediate exercise of the SARs. In connection with the acceleration of vesting and the exercise of all outstanding SARs, the Executive Officers who exercised the SARs received immediately exercisable options to purchase one (1) share of the Company's Common Stock for every two (2) SARs exercised by them. See "Option Exercises and Fiscal Year-End Values."

  The compensation of the Company's Chief Executive Officer is determined by the Compensation Committee based on its assessment of the Company's financial and non-financial performance against a background of various factors. The Compensation Committee has identified several factors which are critical to the success of the business, including sales growth, business growth and achievement, financial strength, progress toward achievement of goals and growth in shareholder value. The Compensation Committee believes it is important that these factors are well managed in order to maximize returns to the Company's shareholders over the long term. Performance is reviewed on an annual basis. In connection with his appointment as President and Chief Executive Officer of the Company in 1997, Mr. Spitznagel signed a new employment agreement in August 1998 replacing an agreement which was scheduled to expire in September 2000. Under his new employment agreement, Mr. Spitznagel received an increase in annual base salary from $300,000 to $350,000. See "Employment Agreements."

  Incentive bonus awards to the Chief Executive Officer are determined by the Compensation Committee based on the Company's performance and the Compensation Committee's assessment of the individual contribution of the Chief Executive Officer to that performance. The Compensation Committee awarded bonuses to the Chief Executive Officer and other Executive Officers of the Company for 1998 as follows: Mr. Spitznagel--$450,000, Dr. Vukovich--$250,000, Mr. Loy-- $205,000, Mr. Rogalin--$125,000 and Mr. Rascio--

$60,000. In awarding these bonuses, the Compensation Committee focused on the significant contribution of Mr. Spitznagel and the other Executive Officers of the Company with respect to (i) the acquisition of the exclusive U.S. rights to market PENTASA(R) from Hoechst Marion Roussel in April, 1998; (ii) the divestiture of VRG International, Inc., the Company's contract research business; (iii) entering into an agreement with RiboGene, Inc. whereby the Company was granted the exclusive right to market EMITASOL(R) in the U.S., Canada, and Mexico; (iv) the sale of NORETHIN to, and the entering into a Distribution Agreement for the distribution rights to SLOW-MAG(R) with, G.D. Searle, (v) the settlement of a shareholders class action suit in January, 1998; (vi) the receipt of a patent for an improved process to manufacture AGRYLIN(R) as well as receipt of Food and Drug Administration approval for the use of AGRYLIN(R) in a broader patient population; and (vii) the improved operating results of the Company.

  Options, including the options granted in connection with the acceleration of vesting and exercise of the SARs, were granted in 1998 to Mr. Spitznagel and the other Executive Officers of the Company as follows: Mr. Spitznagel-- 202,500; Dr. Vukovich--262,500; Mr. Loy--108,750; Mr. Rogalin--50,500; and Mr.
Rascio--53,000. All options granted to Dr. Vukovich became fully vested in connection with his retirement from the Company. See "Retirement of Dr. Vukovich."

  Section 162(m) of the Code ("Section 162(m)"), disallows a tax deduction to public companies for compensation over $1 million (per capita) paid to a corporation's Chief Executive Officer and the four other highest paid officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Section 162(m) limitation has not yet had any effect upon the Company and its ability to deduct, for tax purposes, the compensation paid to the Company's Named Officers. Compensation paid, or to be paid, pursuant to certain of the Company's employee benefit plans will not qualify for the performance-based compensation exception to
Section 162(m) by reason of Dr. Vukovich's previous participation as a member of the Compensation Committee. Dr. Vukovich resigned from the Compensation Committee in 1995 with the intention that the Company would thus be able to attempt to qualify compensation to be paid pursuant to future employee benefit plans under the performance-based exception to Section 162(m).

  The Compensation Committee recognizes that certain future events, such as a change in control of the Company, termination by the Company of certain executive personnel, or the exercise of certain stock options, depending upon the difference between the fair market value of the Company's Common Stock and the exercise price of such an option on the date of exercise, may result in the disallowance of a portion of the Company's compensation deductions under
Section 162(m) as it relates to the Named Officers of the Company. See "Employment Agreements." Moreover, the Compensation Committee may from time to time award compensation that may be non-deductible under Section 162(m) when, in the exercise of the Compensation Committee's business judgment, such award would be in the best interests of the Company.

                                          COMPENSATION COMMITTEE

                                          Digby W. Barrios
                                          Dr. Zola P. Horovitz
                                          Joseph N. Noonburg

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its Executive Officers, Directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act during 1998.

                      AMENDMENT OF EQUITY INCENTIVE PLAN
                            (Item 2 on Proxy Card)

Introduction

  The Board of Directors has approved and adopted, subject to approval and ratification by the shareholders, the following proposal to amend the Equity Incentive Plan:

  TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE EQUITY INCENTIVE PLAN BY 1,500,000 SHARES TO 4,500,000 SHARES.

Summary of Provisions of the Equity Incentive Plan

  The Equity Incentive Plan was approved by the shareholders at the 1996 Annual Meeting. The Equity Incentive Plan is administered by the Compensation Committee, which is authorized to grant (i) "incentive stock options" within the meaning of Section 422 of the Code, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted stock grants, (v) deferred stock awards, and (vi) other stock based awards to employees of the Company and its subsidiaries and other persons and entities who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company and its subsidiaries. The Compensation Committee determines (i) the recipients of awards, (ii) the times at which awards will be made, (iii) the size and type of awards, and (iv) the terms, conditions, limitations and restrictions of awards. Awards may be made singly, in combination or in tandem.

  When the Equity Incentive Plan was approved by the shareholders at the 1996 Annual Meeting, 1,500,000 shares of Common Stock were reserved for issuance. In 1998, the Equity Incentive Plan was amended to increase the number of shares of Common Stock reserved for issuance from 1,500,000 to 3,000,000, of which 51,702 shares are not subject to awards which are currently outstanding. The maximum number of shares of Common Stock which can be issued to the Company's Chief Executive Officer under the Equity Incentive Plan pursuant to various awards shall not exceed 35% of the total number of shares of Common Stock reserved for issuance, and the maximum number of shares which can be issued to any other employee or participant under the Equity Incentive Plan shall not exceed 20% of the total number of shares of Common Stock reserved for issuance. There are approximately 500 employees eligible to participate in the Equity Incentive Plan and awards have been granted to approximately 479 employees. The Equity Incentive Plan will terminate on May 21, 2006, unless earlier terminated by the Board of Directors.

Awards Under the Equity Incentive Plan

  Stock Options. The Compensation Committee can grant either incentive stock options or nonqualified stock options. Only employees of the Company and its subsidiaries may be granted incentive stock options. The exercise price of an incentive stock option shall not be less than the fair market value, or, in the case of an incentive stock option granted to a 10% or greater shareholder of the Company, 110% of the fair market value of the Company's Common Stock on the date of grant. For purposes of the exercise price of an option, "fair market value" shall mean the arithmetic average of the highest and lowest sale prices of the Common Stock reported on the American Stock Exchange on a particular date. On April 16, 1999, the closing price of the Company's Common Stock reported on the American Stock Exchange was $19.625 and the average of the high and low sale prices was $19.75. The term of an option and the time or times at which such option is exercisable shall be set by the Compensation Committee; provided, however, that no option shall be exercisable more than 10 years (5 years for an incentive stock option granted to a 10% or greater shareholder of the Company) from the date of grant, and with respect to an incentive stock option, the fair market value on the date of grant of the shares of Common Stock which are exercisable by a participant for the first time during any calendar year shall not exceed $100,000. Payment of the exercise price shall be made in any form permitted by the Compensation Committee, including cash and shares of the Company's Common Stock.

  Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights either alone or in combination with an underlying stock option. The term of an SAR and the time or times at which an SAR shall be exercisable shall be set by the Compensation Committee; provided, that an SAR granted in tandem with an option will be exercisable only at such times and to the extent that the related option is exercisable. SARs entitle the grantees to receive an amount in cash or shares of Common Stock with a value equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date the SAR was granted, which represents the same economic value that would have been derived from the exercise of an option. Payment may be made in cash, or shares of Common Stock or a combination of both at the discretion of the Compensation Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares of Common Stock is terminated.

  Restricted Stock Grants. The Compensation Committee may grant shares of Common Stock under a restricted stock grant which sets forth the applicable restrictions, conditions and forfeiture provisions which shall be determined by the Compensation Committee and which can include restrictions on transfer, continuous service with the Company or any of its subsidiaries, achievement of business objectives, and individual, subsidiary and Company performance. Shares of Common Stock may be granted pursuant to a restricted stock grant for no consideration or for any consideration as determined by the Compensation Committee. A grantee is entitled to vote the shares of Common Stock and receive any dividends thereon prior to the termination of any applicable restrictions, conditions or forfeiture provisions.

  Deferred Stock Awards. The Compensation Committee may grant shares of Common Stock under a deferred stock award, with the delivery of such shares of Common Stock to take place at such time or times and on such conditions as the Compensation Committee may specify. Shares of Common Stock may be granted pursuant to deferred stock awards for no consideration or for any consideration as determined by the Compensation Committee.

  Other Stock Based Awards. The Compensation Committee may grant shares of Common Stock to employees of the Company or its subsidiaries as bonus compensation, or if agreed to by an employee, in lieu of such employee's cash compensation.

Federal Income Tax Consequences

  Stock Options. The grant of an incentive stock option or a nonqualified stock option does not result in income for the grantee or in a deduction for the Company.

  The exercise of a nonqualified stock option results in ordinary income for the grantee and a business deduction for the Company measured by the difference between the option's exercise price and the fair market value of the shares of Common Stock received at the time of exercise. If the Company is required to withhold income taxes in connection with the exercise of a nonqualified stock option, the Compensation Committee may, in its discretion, permit such withholding obligation to be satisfied by the delivery of shares of Common Stock held by the grantee or to be delivered to the grantee upon exercise of the option.

  The exercise of a qualified incentive stock option does not result in income for the grantee or in a business deduction for the Company; provided, that the employee does not dispose of the shares of Common Stock acquired upon exercise within two years after the date of grant of the option and one year after the transfer of the shares of Common Stock upon exercise, and provided that, the employee is employed by the Company or a subsidiary of the Company from the date of grant until three months before the date of exercise. If these requirements are met, the employee's basis in the shares of Common Stock would be the exercise price. Any gain related to the subsequent disposition of the shares of Common Stock will be taxed to the employee as a long-term capital gain and the Company will not be entitled to any deduction. The excess of the fair market value of the Common Stock on the date of exercise over the exercise price is an item of tax preference for the employee, potentially subject to the alternative minimum tax.

  If an employee should dispose of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option prior to the expiration of either of the designated holding periods, the employee recognizes ordinary income and the Company is entitled to a business deduction in an amount equal to the lesser of the fair market value of the shares of Common Stock on the date of exercise minus the option exercise price or the amount realized on disposition of the shares of Common Stock minus the option exercise price. Any gain in excess of the ordinary income recognized by the employee is taxable as long-term or short-term capital gain, depending on the holding period. If an option, intended to be an incentive stock option, does not satisfy all of the requirements of an incentive stock option pursuant to Section 422 of the Code when granted, the employee recognizes ordinary income upon exercise of the option and the Company is entitled to a business deduction in an amount equal to the fair market value of the shares of Common Stock on the exercise date minus the option exercise price. Income tax withholding would be required. In the event an option intended to be an incentive stock option does not qualify as such when granted or when exercised, the Board of Directors believes that any related deduction should not be subject to the annual $1 million per capita limitation on employee remuneration for the Named Officers of the Company imposed by Section 162(m) of the Code. The Board of Directors believes that the income recognized by an employee or other participant upon the exercise of an option granted under the Equity Incentive Plan should be qualified performance-based compensation and, therefore, an exception to the limitations imposed on the Company by Section 162(m) of the Code with respect to the deductibility of a Named Officer's compensation during a particular calendar year.

  SARS. The grant of an SAR does not result in income for the grantee or in a business deduction for the Company for federal income tax purposes. Upon the exercise of an SAR, the grantee recognizes ordinary income and the Company is entitled to a business deduction measured by the fair market value of the shares of Common Stock plus any cash received. Income tax withholding would be required for employees of the Company and its subsidiaries. The Board of Directors believes that any income related to the exercise of SARs should be exempt from the $1 million limit of Section 162(m) of the Code pursuant to the performance-based compensation exception.

  Restricted Stock Grants and Deferred Stock Awards. If the shares of Common Stock issued pursuant to a restricted stock grant or deferred stock award are subject to restrictions resulting in a "substantial risk of forfeiture" pursuant to the meaning of such term under Section 83 of the Code, the restricted stock grant or deferred stock award does not result in income for the grantee or in a business deduction for the Company for federal income tax purposes. If there are no such restrictions, conditions, limitations or forfeiture provisions, the grantee recognizes ordinary income and the Company is entitled to a business deduction upon receipt of the shares of Common Stock. Dividends paid to the grantee while the stock remained subject to any restrictions would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee receives ordinary income and the Company is entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock at the time of lapse. Income tax withholding would be required for employees of the Company and its subsidiaries.

  Other Stock Based Awards. Any employee of the Company or any of its subsidiaries who receives shares of Common Stock as bonus compensation or in lieu of the employee's cash compensation shall recognize ordinary income, and the Company shall be entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock issued to the employee.

Other Information

  If there is a stock split, stock dividend or other relevant change affecting the Company's Common Stock, appropriate adjustments will be made in the number of shares of Common Stock or in the type of securities to be issued pursuant to any award granted before such event. In the event of a merger, consolidation, combination or other similar transaction involving the Company in which the Company is not the surviving entity, either all outstanding stock options and SARs shall become exercisable immediately and all restricted stock grants and deferred stock awards shall immediately become free of all restrictions and conditions, or the Compensation Committee may arrange to have the surviving entity grant replacement awards for all outstanding awards. Upon termination of service prior to age 65 for any reason other than death or disability, or upon involuntary termination after age 65, stock options and SARs which are exercisable as of the date of such termination may be exercised within three months of the date of termination, and any restricted stock grants and deferred stock awards which are still subject to any restriction shall be forfeited to the Company. Upon death or disability or voluntary termination of service after age 65, all stock options and SARs become immediately exercisable and may be exercised for a period of six months after the date of termination (three months in the case of voluntary termination after age 65), and all restricted stock grants and deferred stock awards shall become immediately free of all restrictions and conditions. The Compensation Committee has the discretionary authority to alter or establish the terms and conditions of an award in connection with termination of service. The employment agreements of Mr. Spitznagel, Mr. Loy, Mr. Rogalin and Mr. Rascio provide that upon termination of their employment for any reason, they shall have one (1) year to exercise all options which have been granted to them under the Equity Incentive Plan. See "Employment Agreements." Shareholder approval is required for the repricing of any option or other award. The Board of Directors may amend, suspend or terminate the Equity Incentive Plan, subject to shareholder approval if required pursuant to Section 162(m) of the Code or the rules of the American Stock Exchange.

Plan Benefits

  The following table sets forth information as of April 16, 1999 with respect to awards granted under the Equity Incentive Plan to the persons and groups of persons identified in this table.

                      Roberts Pharmaceutical Corporation
                             Equity Incentive Plan

                                                                     Number of
Name and Position                                                     Options
-----------------                                                    ---------
John T. Spitznagel..................................................   262,500
  President and Chief Executive Officer

Robert A. Vukovich, Ph.D............................................   622,500
  Chairman of the Board

Robert W. Loy.......................................................   133,750
  Executive Vice President

Peter M. Rogalin....................................................    85,500
  Vice President, Treasurer and Chief Financial Officer

Anthony A. Rascio...................................................    58,000
  Vice President, Secretary and General Counsel

Executive Officer Group............................................. 1,162,250

Non-Executive Director Group........................................   177,500

Non-Executive Officer Employee Group................................ 1,241,100

Vote Required

  Approval by the Company's shareholders of this proposal to amend the Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance by 1,500,000 shares requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy.

  The Board of Directors recommends a vote "FOR" the amendment to the Company's Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,500,000 from 3,000,000 shares to 4,500,000 shares.

                                 ANNUAL REPORT

  The annual report to shareholders for the fiscal year ended December 31, 1998 accompanies this Proxy Statement. Ernst & Young L.L.P. has audited the financial statements for the fiscal year ended December 31, 1998, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Selection of the independent public accountants for the Company is made by the Board of Directors and is based upon the recommendation of the Company's Audit Committee. On December 2, the Company received notice that PricewaterhouseCoopers L.L.P. had resigned as the Company's independent public accountants. The reports of PricewaterhouseCoopers L.L.P. on the financial statements for the years ended December 31, 1997 and December 31, 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 1997 and December 31, 1996 and the period January 1, 1998 through November 25, 1998, there were no disagreements between the Company and PricewaterhouseCoopers L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers L.L.P. would have caused it to make reference thereto in connection with its reports on the financial statements. Further, there have been no events involving the Company during the two (2) most recent fiscal years and through November 25, 1998 which would require disclosure to the SEC under Regulation S-K Item 304(a)(1)(v).

  Upon the recommendation of the Audit Committee, the Board of Directors approved the engagement of Ernst & Young L.L.P. as the Company's new independent public accountants on December 9, 1998. During the years ended December 31, 1997 and December 31, 1996 and the period January 1, 1998 through December 9, 1998, the Company had not consulted with Ernst & Young L.L.P. regarding either (i) the application of accounting principles to any transaction or audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of (a) a disagreement between the Company and PricewaterhouseCoopers L.L.P., or (b) a reportable event regarding internal controls of the Company, financial statements prepared by the Company, expansion of the scope of the Company's audit, or any other information deemed reportable.

  A representative of Ernst & Young L.L.P. will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company. The Company has appointed Ernst & Young, L.L.P. as its independent public accountants for the year ending December 31, 1999.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for presentation at the Company's next Annual Meeting of Shareholders must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 31, 1999. The Company's By-Laws contain certain procedures which must be followed in connection with shareholder proposals.

  MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO AMEND THE COMPANY'S EQUITY INCENTIVE PLAN.

  THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROBERTS PHARMACEUTICAL CORPORATION, MERIDIAN CENTER II, 4 INDUSTRIAL WAY WEST, EATONTOWN, NEW JERSEY 07724.

  ALL SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, 19TH FLOOR, NEW YORK, NEW YORK 10004. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          Anthony A. Rascio, Esq.
                                          Vice President and Secretary

April 30, 1999

                                                                       EXHIBIT A

                       ROBERTS PHARMACEUTICAL CORPORATION
                     1996 EQUITY INCENTIVE PLAN, AS AMENDED



1.   PURPOSE.
     --------

     The purpose of this Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Plan") is to advance the interests of Roberts Pharmaceutical Corporation (the "Company") and its subsidiaries by enhancing the ability of the Company to (i) attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such persons for such contributions; and (iii) encourage such persons or entities to take into account the long-term interest of the Company through ownership of shares of the Company's common stock, $.01 par value per share (the "Common Stock").

     The Plan is intended to accomplish these objectives by enabling the Company to grant awards ("Awards") in the form of incentive stock options ("ISOs"), nonqualified stock options ("Nonqualified Options") (ISOs and Nonqualified Options shall be collectively referred to herein as "Options"), stock appreciation rights ("SARs"), restricted stock ("Restricted Stock"), deferred stock ("Deferred Stock"), or other stock based awards ("Other Stock Based Awards"), all as more fully described below.

2.   ADMINISTRATION.
     ---------------

     The Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee may be constituted to permit the Plan to comply with the "disinterested administration" requirement of Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rules, and to comply with the "outside director" requirement of Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, or any successor rules. The Committee will determine the recipients of Awards, the times at which Awards will be made, the size and type or types of Awards to be made to each recipient, and will set forth in each such Award the terms, conditions and limitations applicable to the Award granted. Awards may be made singly, in combination or in tandem. The Committee will have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and binding on all parties.

3.   EFFECTIVE DATE AND TERM OF PLAN.
     --------------------------------

     The Plan will become effective on May 22, 1996. Awards under the Plan may be made prior to that date, subject to the shareholders' approval of the Plan.

     The Plan will terminate on May 21, 2006, subject to earlier termination of the Plan by the Board pursuant to Section 18 herein. No Award may be granted under the Plan after the termination date of the Plan, but Awards previously granted may extend beyond that date pursuant to the terms of such Awards.

4.   SHARES SUBJECT TO THE PLAN.
     ---------------------------

     Subject to adjustment as provided in Section 16 herein, the aggregate number of shares of Common Stock reserved for issuance pursuant to Awards granted under the Plan shall be 4,500,000. The maximum number of shares of Common Stock which may be issued to the Chief Executive Officer ("CEO") of the Company pursuant to all Awards granted the CEO under the Plan shall not exceed thirty-five percent (35%) of the number of shares of the Company's Common Stock reserved for issuance hereunder. The maximum number of shares of the Company's Common Stock awarded to any other "Participant" (as defined in Section 5 below) pursuant to all Awards granted to such Participant under the Plan shall not exceed twenty percent (20%) of the number of shares of the Company's Common Stock reserved for issuance hereunder.

     The shares of Common Stock delivered under the Plan may be either authorized but unissued shares of Common Stock or shares of the Company's Common Stock held by the Company as treasury shares, including shares of Common Stock acquired by the Company in open market and private transactions. No fractional shares of Common Stock will be delivered pursuant to Awards granted under the Plan and the Committee shall determine the manner in which fractional share value will be treated.

     If any Award requiring exercise by a Participant for delivery of shares of Common Stock is cancelled or terminates without having been exercised in full, or if any Award payable in shares of Common Stock or cash is satisfied in cash rather than Common Stock, the number of shares of Common Stock as to which such Award was not exercised or for which cash was substituted will be available for future Awards of Common Stock; provided, however, that Common Stock subject to an Option cancelled upon the exercise of an SAR shall not again be available for Awards under the Plan unless, and to the extent that, the SAR is settled in cash. Shares of Restricted Stock and Deferred Stock forfeited to the Company in accordance with the Plan and the terms of the particular Award shall be available again for Awards under the Plan unless the Committee determines otherwise.

5.   ELIGIBILITY AND PARTICIPATION.
     ------------------------------

     Those eligible to receive Awards under the Plan (each, a "Participant" and collectively, the "Participants") will be persons in the employ of the Company or any of its subsidiaries designated by the Committee ("Employees") and other persons or entities who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries, including, without limitation, consultants and agents of the Company or any subsidiary; provided, that such consultants and agents have been actively engaged in the conduct of the business of the Company or any subsidiary. A "subsidiary" for purposes of the Plan will be a present or future corporation of which the Company owns or controls, or will own or control, more than 50% of the total combined voting power of all classes of stock or other equity interests.

6.   OPTIONS.
     --------

     (a)  Nature of Options.  An Option is an Award entitling the Participant to
          ------------------
          purchase a specified number of shares of Common Stock at a specified exercise price. Both ISOs, as defined in Section 422 of the Code, and Nonqualified Options may be granted under the Plan; provided however, that ISOs may be awarded only to Employees.

     (b)  Exercise Price.  The exercise price of each Option shall be equal to
          ---------------
          the "Fair Market Value" (as defined below) of the Common Stock on the date the Award is granted to the Participant; provided, however, that
          (i) in the Committee's discretion, the exercise price of a Nonqualified Option may be less than the Fair Market Value of the Common Stock on the date of grant; (ii) with respect to a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the option price of an ISO granted to such Participant shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date the Award is granted; and (iii) with respect to any Option repriced by the Committee, the exercise price shall be equal to the Fair Market Value of the Common Stock on the date such Option is repriced unless otherwise determined by the Committee. For purposes of this Plan, Fair Market Value shall mean the arithmetic average of the highest and lowest sale prices of the Common Stock as reported on the Automated Quotation System of the National Association of Securities Dealers, Inc. National Market System ("NASDAQ National Market System"), on a particular date, or if there is no sale on such date, then the average of such high and low sale prices on the last previous date on which a sale of Common Stock is reported on the NASDAQ National Market System.

     (c)  Duration of Options.  The term of each Option granted to a Participant
          --------------------
          pursuant to an Award shall be determined by the Committee; provided, however, that in no case shall an Option be exercisable more than ten
          (10) years (five (5) years in the case of an ISO granted to a ten-percent shareholder as defined in (b) above) from the date of the Award.

     (d)  Exercise of Options and Conditions.  Except as otherwise provided in
          -----------------------------------
          Sections 16 and 17 herein, and except as otherwise provided below with respect to ISOs, Options granted pursuant to an Award will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify at the time of the Award.
          The Options may be subject to such restrictions, conditions and forfeiture provisions as the Committee may determine, including, but not limited to, restrictions on transfer, continuous service with the Company or any of its subsidiaries, achievement of business objectives, and individual, division and Company performance. To the extent exercisable, an Option may be exercised either in whole at any time or in part from time to time. With respect to an ISO granted to a Participant, the Fair Market Value of the shares of Common Stock on the date of grant which are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

     (e)  Payment for and Delivery of Stock.  Full payment for shares of Common
          ----------------------------------
          Stock purchased will be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may permit, including, without limitation, delivery of shares of Common Stock.

7.   STOCK APPRECIATION RIGHTS.
     --------------------------

     (a)  Nature of Stock Appreciation Rights.  A SAR is an Award entitling the
          ------------------------------------
          recipient to receive payment, in cash and/or shares of Common Stock, determined in whole or in part by reference to appreciation in the value of a share of Common Stock. A SAR entitles the recipient to receive in cash and/or shares of Common Stock, with respect to each SAR exercised, the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date the SAR was granted.

     (b)  Grant of SARs.  SARs may be subject to Awards in tandem with, or
          --------------
          independently of, Options granted under the Plan. A SAR granted in tandem with an Option which is not an ISO may be granted either at or after the time the Option is granted. A SAR granted in tandem with an ISO may be granted only at the time the ISO is granted and may expire no later than the expiration of the underlying ISO.

     (c)  Exercise of SARs.  A SAR not granted in tandem with an Option will
          -----------------
          become exercisable at such time or times, and on such conditions, as the Committee may specify. A SAR granted in tandem with an Option will be exercisable only at such times, and to the extent, that the related Option is exercisable. A SAR granted in tandem with an ISO may be exercised only when the market price of the shares of Common Stock subject to the ISO exceeds the exercise price of the ISO, and the SAR may be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying ISO and the Fair Market Value of the Common Stock subject to the underlying ISO at the time the SAR is exercised. At the option of the Committee, upon exercise, an SAR may be settled in cash, Common Stock or a combination of both.

8.   RESTRICTED STOCK.
     -----------------

     A Restricted Stock Award entitles the recipient to acquire shares of Common Stock, subject to certain restrictions or conditions, for no cash consideration, if permitted by applicable law, or for such other consideration as may be determined by the Committee. The Award may be subject to such restrictions, conditions and forfeiture provisions as the Committee may determine, including, but not limited to, restrictions on transfer, continuous service with the Company or any of its subsidiaries, achievement of business objectives, and individual, division and Company performance. Subject to such restrictions, conditions and forfeiture provisions as may be established by the Committee, any Participant receiving an Award of Restricted Stock will have all the rights of a shareholder of the Company with respect to the shares of Restricted Stock, including the right to vote the shares and the right to receive any dividends thereon.

 9.  DEFERRED STOCK.
     ---------------

     A Deferred Stock Award entitles the recipient to receive shares of Common Stock to be delivered in the future. Delivery of the shares of Common Stock will take place at such time or times, and on such conditions, as the Committee may specify. At the time any Deferred Stock Award is granted, the Committee may provide that the Participant will receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

10.  OTHER STOCK BASED AWARDS.
     -------------------------

     The Committee shall have the right to grant Other Stock Based Awards under the Plan to Employees which may include, without limitation, the grant of shares of Common Stock as bonus compensation and the issuance of shares of Common Stock in lieu of an Employee's cash compensation.

11.  AWARD AGREEMENTS.
     -----------------

     The grant of any Award under the Plan may be evidenced by an agreement which shall describe the specific Award granted and the terms and conditions of the Award. Any Award shall be subject to the terms and conditions of any such agreement required by the Committee.

12.  TRANSFERS.
     ----------

     No Award (other than an outright Award in the form of Common Stock without any restrictions) may be assigned, pledged or transferred other than by will or by the laws of descent and distribution and, during a Participant's lifetime, will be exercisable only by the Participant or, in the event of a Participant's incapacity, by the Participant's guardian or legal representative.

13.  RIGHTS OF A SHAREHOLDER.
     ------------------------

     Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a shareholder of the Company. The Participant will obtain such rights, subject to any limitations imposed by the Plan, or the instrument evidencing the Award, upon actual receipt of shares of Common Stock.

14.  CONDITIONS ON DELIVERY OF STOCK.
     --------------------------------

     The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restrictions or legends from shares of Common Stock previously delivered under the Plan until, (a) in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with,

     (b) until the shares of Common Stock to be delivered have been listed or authorized to be listed on the NASDAQ National Market System, and (c) until all other legal matters in connection with the issuance and delivery of such shares of Common Stock have been approved by the Company's counsel.
     If the sale of shares of Common Stock has not been registered under the Securities Act of 1933, as amended (the "Act"), and qualified under the appropriate "blue sky" laws, the Company may require, as a condition to exercise of the Award, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and laws and may require that the certificates evidencing such shares of Common Stock bear an appropriate legend restricting transfer.

     If an Award is exercised by a Participant's legal representative, the Company will be under no obligation to deliver shares of Common Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

15.  TAX WITHHOLDING.
     ----------------

     The Company will have the right to deduct from any cash payment under the Plan taxes that are required to be withheld and to condition the obligation to deliver or vest shares of Common Stock under this Plan upon the Participant's paying the Company such amount as the Company may request to satisfy any liability for applicable withholding taxes. The Committee may in its discretion permit Participants to satisfy all or part of their withholding liability either by delivery of shares of Common Stock held by the Participant or by withholding shares of Common Stock to be delivered to a Participant upon the grant or exercise of an Award.

16.  ADJUSTMENT OF AWARD.
     --------------------

     (a) In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of the Common Stock then subject to any Award and the number of shares of the Common Stock which may be issued under the Plan but not yet covered by an Award shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of Common Stock or other securities of the Company or of another corporation or for cash, whether through reorganization, recapitalization, stock split, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of the Common Stock then subject to any Award, the number and kind of shares of stock or other securities or the amount of cash into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged.

     (b) In the event of a proposal, which is approved by the Board, of any merger or consolidation involving the Company where the Company is not the surviving entity, any sale of substantially all of the Company's assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of the Company's then outstanding Common Stock (such merger, consolidation, sale of assets, or other transaction being hereinafter referred to as a "Transaction"), all outstanding Options and SARs shall become exercisable immediately before or contemporaneously with the consummation of such Transaction and each outstanding share of Restricted Stock and each outstanding Deferred Stock Award shall immediately become free of all restrictions and conditions upon consummation of such Transaction. Upon consummation of the Transaction, all outstanding Options and SARs shall terminate and cease to be exercisable.

          In lieu of the foregoing, if the Company will not be the surviving corporation or entity, the Committee may arrange to have such acquiring or surviving corporation or entity, or an "Affiliate" (as defined below) thereof, grant replacement Awards to Participants holding outstanding Awards.

          The term "Affiliate," with respect to any Person, shall mean any other Person who is, or would be deemed to be an "affiliate" or an "associate" of such Person within the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. The term "Person" shall mean a corporation, association, partnership, joint venture, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

     (c) In the event of the dissolution or liquidation of the Company (except a dissolution or liquidation relating to a sale of assets or other reorganization of the Company referred to in the preceding sections), the outstanding Options and SARs shall terminate as of a date fixed by the Committee; provided, however, that not less than thirty (30) days written notice of the date so fixed shall be given to each Participant who shall have the right during such period to exercise the Participant's Options or SARs as to all or any part of the shares of Common Stock covered thereby. Further, in the event of the dissolution or liquidation of the Company, each outstanding share of Restricted Stock and each outstanding Deferred Stock Award shall immediately become free of all restrictions and conditions.

17.  TERMINATION OF SERVICE.
     -----------------------

     Upon a Participant's termination of service with the Company or a subsidiary (if an employee only of a subsidiary), any outstanding Award shall be subject to the terms and conditions set forth below, unless otherwise determined by the Committee:

     (a) In the event a Participant leaves the employ or service of the Company or, if the Participant is an employee only of a subsidiary of the Company, a subsidiary prior to the Participant's 65th birthday, whether voluntarily or otherwise but other than by reason of the Participant's death or "disability" (as such term is defined in Section 22(e)(3) of the Code), each Option and SAR granted to the Participant shall terminate upon the earlier to occur of (i) the expiration of the period three
          (3) months after the date of such termination and (ii) the date specified in the Option or SAR; provided, that, prior to the termination of such Option or SAR, the Participant shall be able to exercise any part of the Option or SAR which is exercisable as of the date of termination. Further, each outstanding share of Restricted Stock and each outstanding Deferred Stock Award which remains subject to any restrictions or conditions of the Award shall be forfeited to the Company upon such date of termination.

     (b) In the event a Participant's employment with or service to the Company or its subsidiaries terminates by reason of the Participant's death or "disability" (as such term is defined in Section 22(e)(3) of the Code), each Option and SAR granted to the Participant shall become immediately exercisable in full and shall terminate upon the earlier to occur of (i) the expiration of the period six (6) months after the date of such termination and (ii) the date specified in the Option or SAR. Further, each outstanding share of Restricted Stock and each outstanding Deferred Stock Award shall immediately become free of all restrictions and conditions upon the date of such termination.

     (c) In the event a Participant voluntarily leaves the employ or service of the Company or, if the Participant is an employee only of a subsidiary of the Company, a subsidiary after the Participant's 65th birthday, each Option and SAR granted to the Participant shall become immediately exercisable in full and shall terminate upon the earlier to occur of (i) the expiration of three (3) months after the date of such termination and (ii) the date specified in the Option or SAR. Further, each outstanding share of Restricted Stock and each outstanding Deferred Stock Award shall immediately become free of all restrictions and conditions upon the date of such termination unless otherwise provided in the Award. If the Participant involuntarily leaves the employ or service of the Company or a subsidiary after the Participant's 65th birthday, each Option and SAR granted to the Participant shall terminate upon the earlier to occur of (i) the expiration of three (3) months after the date of such termination and
          (ii) the date specified in the Option or SAR; provided, that, prior to the termination of such Option or SAR, the Participant shall be able to exercise any part of the Option or SAR which is exercisable as of the date of termination. Further, each outstanding share of Restricted Stock and each outstanding Deferred Stock Award which remains subject to any restrictions or conditions of the Award shall be forfeited to the Company upon such date of termination.

18.  AMENDMENTS AND TERMINATION.
     ---------------------------

     The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan; provided, that, (i) except for adjustments under Section 16 hereof, no such action will modify such Award in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Award, and (ii) except for adjustments provided for in Section 16 of this Plan, the exercise price of any Option or SAR, or the consideration due the Company with respect to any other Award, shall not be repriced or otherwise amended without the approval of a majority of the votes cast by the Company's shareholders.

     The Board may amend, suspend or terminate the Plan, except (i) no such action may be taken, without shareholder approval, which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act or Section 162(m) of the Code, and (ii) no action may, without the consent of a Participant, alter or impair any Award previously granted to the Participant under the Plan.

19.  SUCCESSORS AND ASSIGNS.
     -----------------------

     The provisions of this Plan shall be binding upon all successors and assigns of any such Participant including, without limitation, the estate of any such Participant and the executors, administrators, or trustees of such estate, and any receiver, trustee in bankruptcy or representative of the creditors of any such Participant.

20.  MISCELLANEOUS.
     -------------

     (a) This Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.

     (b) Any and all funds received by the Company under the Plan may be used for any corporate purpose.

     (c) Nothing contained in the Plan or any Award granted under the Plan shall confer upon a Participant any right to be continued in the employment of the Company or any subsidiary, or interfere in any way with the right of the Company, or its subsidiaries, to terminate the employment relationship at any time.

                      ROBERTS PHARMACEUTICAL CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS--MAY 27, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates and appoints John T. Spitznagel and Anthony A. Rascio, Esq. and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all of the shares of Common Stock of ROBERTS PHARMACEUTICAL CORPORATION standing in the name of the undersigned at the close of business on April 16, 1999, at the annual meeting of shareholders to be held at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on May 27, 1999 at 10:00 a.m., and at any and all adjournment or adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated below and on the reverse side of this Proxy.

1.  ELECTION OF DIRECTORS

[ ] FOR all nominees listed below (except as marked to the contrary below)

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

John T. Spitznagel, Robert A. Vukovich, Ph.D., Robert W. Loy, Digby W. Barrios, Zola P. Horovitz, Ph.D., Joseph N. Noonburg, Marilyn Lloyd, Joseph E. Smith and Ronald M. Nordmann.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2. To approve the amendment to the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the Equity Incentive Plan by 1,500,000 shares from 3,000,000 shares to 4,500,000 shares.

3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

                   FOR       AGAINST        ABSTAIN
                   [ ]         [ ]            [ ]

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the nominees indicated on the reverse side of this Proxy and FOR the proposal to amend the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan.

NOTE: Please mark, sign, date and return promptly in the envelope provided. No postage is required if mailed in the United States.

Date: ____________, 1999

________________________
      (Signature)

________________________
      (Signature)


Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.